For House of Taylor Jewelry:

Angie Yang/Evan Pondel

PondelWilkinson, Inc.

(310) 279-5980

investor@pondel.com

For Financo:

Stacy Berns/Michael McMullan

Berns Communications Group

(212) 994-4660

sberns@bcg-pr.com

HOUSE OF TAYLOR JEWELRY ENGAGES FINANCO
AS STRATEGIC AND TRANSACTIONAL ADVISOR
TO EXPAND GROWTH INITIATIVES

--Leading Retail/Consumer Advisory Firm and Investment Bank

To Focus on Global Brand Expansion, Licensing Efforts--

WEST HOLLYWOOD, CA – March 19, 2007 – House of Taylor Jewelry, Inc. (NASDAQ:HOTJ) announced today it has retained Financo, Inc. as advisor to expand and accelerate the company’s worldwide branding and related growth initiatives.

Financo, an independent retail and consumer advisory firm and investment bank, serves companies throughout the United States and abroad.  Since 1990, Financo principals have consummated more than 200 transactions, totaling nearly $10 billion in aggregate value.

“Engaging an advisory firm with Financo’s specialized expertise and knowledge of the jewelry sector represents an important milestone in the development of our company,” said Jack Abramov, president and chief executive officer of House of Taylor Jewelry. “We have concentrated on building our infrastructure and expanding our product sources, and with Financo now on our team, we will work to embark upon new growth initiatives and opportunities that will eventually propel our brands into thousands of retail stores worldwide.”

Mary Ann Domuracki, managing director of Financo, said, “We focus on allowing great companies to maximize their potential by providing relationship-driven, innovative growth strategies. We know that it takes the right people with the right expertise, and we believe that our association with House of Taylor Jewelry and its respected brand names is a potent combination to create added value.”

About Financo, Inc.

Based in New York, Financo provides a comprehensive range of advisory services, including traditional investment banking, on a global basis. The independent firm specializes in the retail and merchandising sectors, serving retailers across all formats, apparel and accessory manufacturers, fashion houses and related manufacturers and distributors of consumer-related products. More information about Financo can be found at www.financo.com.

About House of Taylor Jewelry, Inc.

House of Taylor Jewelry is a Los Angeles-based international jewelry company whose principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland, along with members of the Abramov family. It serves fine jewelry retailers worldwide with diverse jewelry collections marketed under the brands Elizabeth™, House of Taylor Jewelry™, and Kathy Ireland Jewelry™ Exclusively for House of Taylor Jewelry. More information on the company can be found at www.hotj.com.

Equity Source Partners acted as an advisor to House of Taylor Jewelry in connection with this agreement.

Certain statements included in this press release constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, embarking on new growth initiatives and opportunities to expand into thousands of additional stores. Other factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the availability of funding for current and future operations; the acceptance of the company’s branded products in the marketplace; and the characteristics and pricing of the company’s branded products as compared with competing products, general economic conditions, as well as others discussed in House of Taylor Jewelry, Inc.'s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. House of Taylor Jewelry, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

#   #   #